The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2023

Pricing Supplement No. 2023—USNCH[ ] to Product Supplement No. EA-04-09 dated May 11, 2021,

Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated March-----, 2023

Citigroup Global Markets Holdings Inc. $---- Trigger Autocallable Contingent Yield Notes

Linked to the Shares of the iShares® Silver Trust Due On or About March 6, 2025

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the shares of the iShares® Silver Trust (the “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the underlying on the related quarterly valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on a quarterly valuation date is less than the coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately six months after issuance, if the closing price of the underlying on a quarterly valuation date is greater than or equal to the initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price. If the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the notes have not been automatically called prior to maturity and the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying or participate in any appreciation of the underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features

❑ Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑ Automatic Call — Beginning approximately six months after issuance, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date if the closing price of the underlying on a quarterly valuation date is greater than or equal to the initial underlying price. If the notes are not automatically called, investors may have full downside market exposure to the underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus the final contingent coupon payment. However, if the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	March 3, 2023
Settlement date	March 8, 2023
Valuation dates[2]	Quarterly, beginning on June 5, 2023 (See page PS-6)
Final valuation date[3]	March 3, 2025
Maturity date	March 6, 2025
[1] Expected [2] See page PS-6 for additional details. [3] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the shares of the iShares® Silver Trust. Any payment on the notes will be based on the performance of the underlying. The contingent coupon rate, initial underlying price, coupon barrier and downside threshold will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier	Downside Threshold	CUSIP/ISIN
Shares of the iShares® Silver Trust (Ticker: SLV)	9.00% to 10.00% per annum	$	$-----, which is 70% of the initial underlying price	$-----, which is 70% of the initial underlying price	17331D329 / US17331D3290

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.15	$9.85
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.68 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.15 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.85 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.85 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦  Product Supplement No. EA-04-09 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007044/dp150747_424b2-coba0409.htm

♦   Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Shares of the iShares® Silver Trust that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Delisting, Liquidation or Termination of an Underlying.

If a termination event occurs with respect to the underlying as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and if as of any date of determination the calculation agent has not selected any successor ETF that is available on such date of determination, the closing value with respect to the underlying on such date of determination will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•     failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•    failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•   failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•     certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The iShares® Silver Trust” beginning on page PS-14 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, and, if the closing price of the underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦   You believe the final underlying price will be greater than or equal to the downside threshold, and, if the final underlying price is below the downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlying, which could be significant.

♦   You would be willing to invest in the notes if the contingent coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual contingent coupon rate will be set on the trade date).

♦   You are willing to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦    You do not understand or are not willing to accept the risks associated with the underlying.

♦    You do not believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the final underlying price will be less than the downside threshold, exposing you to the full downside performance of the underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦    You are unwilling to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the contingent coupon payments.

♦    You would be unwilling to invest in the notes if the contingent coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual contingent coupon rate will be set on the trade date).

♦    You are unwilling to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Two years, unless earlier automatically called
Trade date[1]	March 3, 2023
Settlement date[1]	March 8, 2023
Final valuation date[1,2]	March 3, 2025
Maturity date[1]	March 6, 2025
Underlying1	Shares of the iShares® Silver Trust (Ticker: SLV) (the “ETF”)
Automatic call feature

The notes will be automatically called if the closing price of the underlying on any valuation date occurring on or after September 5, 2023 is greater than or equal to the initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1,2]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates[1]	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the underlying on a quarterly valuation date is greater than or equal to the coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the underlying on a quarterly valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.225 to $0.25 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 9.00% to 10.00%) (to be determined on the trade date) and will be payable with respect to each valuation date on which the closing price of the underlying on that valuation date is greater than or equal to the coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of the underlying on that valuation date is less than the coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Downside threshold	70.00% of the initial underlying price, as specified on the cover page of this pricing supplement
Coupon barrier	70.00% of the initial underlying price, as specified on the cover page of this pricing supplement
Initial underlying price	The closing price of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

______________

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates, maturity date and the first date upon which the notes may be automatically called may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date	The initial underlying price is observed, the contingent coupon rate is set and the coupon barrier and downside threshold for the underlying are determined.

Quarterly (autocallable after six months)

If the closing price of the underlying on any quarterly valuation date is greater than or equal to the coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing price of the underlying on any quarterly valuation date is below the coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the underlying on any valuation date (beginning six months after issuance) is greater than or equal to the initial underlying price.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price is observed on the final valuation date.

If the final underlying price is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
June 5, 2023*	June 8, 2023
September 5, 2023*	September 8, 2023
December 4, 2023	December 7, 2023
March 4, 2024	March 7, 2024
June 3, 2024	June 6, 2024
September 3, 2024	September 6, 2024
December 3, 2024	December 6, 2024
March 3, 2025	March 6, 2025
*The notes are NOT automatically callable until the second valuation date, which is September 5, 2023.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning six months after issuance) and the final underlying price is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying on the related valuation date is less than the coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on any valuation date is less than the coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the underlying is below the coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates , the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the underlying on one or more valuation dates will be less than the coupon barrier, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing price of the underlying on each valuation date will be less than the initial underlying price on each valuation date (beginning six months after issuance), such that the notes are not automatically called and (iii) the final underlying price will be less than the downside threshold, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the underlying.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks held by the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares or any of the stocks held by the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the price used will not reflect the receipt or reinvestment of dividends or distributions on either of the underlying or the stocks held by the underlying. Dividend or distribution yield on the underlying or the stocks held by the underlying would be expected to represent a significant portion of the overall return on a direct investment in the underlying or the stocks held by the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the price of the underlying).

♦	The notes offer downside exposure to the underlying, but no upside exposure to the underlying — You will not participate in any appreciation in the price of the underlying over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

♦	The performance of the notes will depend on the closing price of the underlying solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlying — Whether the contingent coupon will be paid for any given quarter will depend on the closing price of the underlying solely on the applicable quarterly valuation dates, regardless of the closing price of the underlying on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing price of the underlying. You should understand that the underlying has historically been highly volatile.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning six months after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as six months. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the underlying and the shorter time remaining for the price of the underlying to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the underlying will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the coupon barrier on one, or more, quarterly valuation dates and/or below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that the underlying will fall below the downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying and a number of other factors, including the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Securities Are Subject To Risks Associated With Silver. —The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

♦	You Will Not Have Any Rights With Respect To The Commodities Held By The iShares® Silver Trust. The iShares® Silver Trust Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act. — Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

♦	The Performance And Market Value Of The iShares® Silver Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As The Net Asset Value Per Share. — The iShares® Silver Trust does not fully replicate the performance of its underlying commodity, which is silver, due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to its underlying commodity due to other circumstances. The iShares® Silver Trust does not generate any income, and as the iShares® Silver Trust regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The iShares® Silver Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the iShares® Silver Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of the iShares® Silver Trust’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the iShares® Silver Trust’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and its underlying commodity. In addition, because the underlying shares of the iShares® Silver Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust may differ from the net asset value per share of the iShares® Silver Trust.

During periods of market volatility, the iShares® Silver Trust’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the shares of the iShares® Silver Trust and the liquidity of the shares of the iShares® Silver Trust may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the shares of the iShares® Silver Trust.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® Silver Trust.  As a result, under these circumstances, the market value of the shares of the iShares® Silver Trust may vary substantially from the net asset value per share of the shares of the iShares® Silver Trust.  For all of the foregoing reasons, the performance of the iShares® Silver Trust may not correlate with the performance of its underlying commodity as well as the net asset value per share of the iShares® Silver Trust, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

♦	There Are Risks Relating To Commodities Trading On The London Bullion Market Association. — The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price.

♦	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally. — The iShares® Silver Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The iShares® Silver Trust’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or the stocks held by the ETF or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuer of the underlying or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The notes may become linked to an asset other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the ETF enters into a merger agreement that provides for holders of the underlying to receive shares of another entity, the shares of such other entity will become the underlying for all purposes of the notes upon consummation of the merger. Additionally, if the underlying is delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlying shares of an underlying may not completely track the performance of the net asset value per share of the underlying — Because the underlying shares of an underlying are traded on an exchange and are subject to market supply and investor demand, the closing price of an underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem underlying shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares of an underlying. As a result, under these circumstances, the closing price of an underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

♦	Changes made by the investment adviser to the ETF may adversely affect the underlying — We are not affiliated with the investment adviser to the ETF. Accordingly, we have no control over any changes such investment adviser to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes will be determined on the trade date; amounts may have been rounded for ease of reference):

t	Stated principal amount: $10

t	Term: 2 years, unless earlier automatically called

t	Hypothetical initial underlying price: $100.00

t	Hypothetical contingent coupon rate: 9.00% per annum (or 2.25% per quarter)

t	Quarterly contingent coupon payment: $0.225 per quarter per note

t	Valuation dates: Quarterly, automatically callable after approximately six months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical coupon barrier: $70.00, which is 70% of the hypothetical initial underlying price

t	Hypothetical downside threshold: $70.00, which is 70% of the hypothetical initial underlying price

*The hypothetical contingent coupon rate may not represent the actual contingent coupon rate. The actual contingent coupon rate will be determined on the trade date. In addition, the examples below are based on the above hypothetical values and do not reflect the actual initial underlying level, coupon barrier or downside threshold of the underlying. For the actual initial underlying level, coupon barrier and downside threshold, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying level, coupon barrier and downside threshold, and not on the hypothetical values indicated below.

Example 1 — Notes are automatically called on the second valuation date.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$90.00 (at or above coupon barrier)	$0.225 (contingent coupon — not callable)
Second Valuation Date	$120.00 (at or above coupon barrier and initial underlying price)	$10.225 (settlement amount)
	Total Payment:	$10.45 (4.50% total return)

The underlying closes above the coupon barrier on the first valuation date and therefore a contingent coupon is paid on the first coupon payment date. On the second valuation date (which is approximately six months after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the underlying closes above the initial underlying price, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.225 per note, reflecting the $10.00 stated principal amount plus the contingent coupon. When added to the total contingent coupon payments of $0.225 received in respect of the prior valuation date, you would have been paid a total of $10.45 per note for a 4.50% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlying.

Example 2 — Notes are NOT automatically called and the final underlying price is at or above the downside threshold.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$75.00 (at or above coupon barrier)	$0.225 (contingent coupon — not callable)
Second Valuation Date	$95.00 (at or above coupon barrier)	$0.225 (contingent coupon — not called)
Third to Seventh Valuation Dates	various (all below coupon barrier and initial underlying price)	$0.00 (not called)
Final Valuation Date	$110.00 (at or above downside threshold)	$10.225
	Total Payment:	$10.675 (6.75% total return)

The underlying closes above the coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to seventh valuation dates, the underlying closes below the coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. Because the underlying closes below the initial underlying level on each valuation date (including beginning with the second valuation date, which is the first valuation date on which the notes are subject to potential automatic call), the notes are not automatically redeemed. On the final valuation date, the final underlying price is above the downside threshold. Therefore, at maturity, you would receive a total of $10.225 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.45 received in respect of the prior valuation dates, you would have been paid a total of $10.675 per note for a 6.75% total return on the notes over two years.

Example 3 — Notes are NOT automatically called and the final underlying price is below the downside threshold.

Date	Closing Price of the Underlying	Payment (per note)
First to Seventh Valuation Dates	Various (all below coupon barrier and initial underlying price)	$0 (not called)
Final Valuation Date	$30.00 (below downside threshold)	$10.00 × [1 + underlying return of the underlying] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
	Total Payment:	$3.00 (-70.00% total return)

The underlying on each valuation date closes below the coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. Because the underlying closes below the initial underlying level on each valuation date (including beginning on the second valuation date, which is the first valuation date on which the notes are subject to potential automatic call), the notes are not automatically redeemed. On the final valuation date, the final underlying price is below the downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the underlying and you will receive $3.00 per note, which reflects the percentage decrease of the underlying from the trade date to the final valuation date.

Shares of the iShares® Silver Trust

The iShares® Silver Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of silver (an “underlying commodity”), less the iShares® Silver Trust’s expenses. The assets of the iShares® Silver Trust consist primarily of silver held by a custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are designed for investors who want a cost-effective and convenient way to invest in silver.

The shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust. The iShares® Silver Trust is a passive investment vehicle and the trustee of the iShares® Silver Trust does not actively manage the silver held by the iShares® Silver Trust. The trustee of the iShares® Silver Trust sells silver held by the iShares® Silver Trust to pay the iShares® Silver Trust’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the iShares® Silver Trust’s only recurring fixed expense is iShares Delaware Trust Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.50% of the daily net asset value of the iShares® Silver Trust, in exchange for iShares Delaware Trust Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the iShares® Silver Trust.

Information provided to or filed with the SEC by the iShares® Silver Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-237679 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the iShares® Silver Trust trade on the NYSE Arca under the ticker symbol “SLV.”

We have derived all information regarding the iShares® Silver Trust from publicly available information and have not independently verified any information regarding the iShares® Silver Trust. This pricing supplement relates only to the securities and not to the iShares® Silver Trust. We make no representation as to the performance of the iShares® Silver Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Silver Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® Silver Trust from January 2, 2013 through February 27, 2023. The closing price of the iShares® Silver Trust on February 27, 2023 was $18.93. The initial underlying price with respect to shares of the iShares® Silver Trust will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® Silver Trust has experienced significant fluctuations. The historical performance of the shares of the iShares® Silver Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® Silver Trust during the term of the notes. We cannot give you assurance that the performance of the shares of the iShares® Silver Trust will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® Silver Trust will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® Silver Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/02/13	03/28/13	$31.19	$27.42	$0.00000
04/01/13	06/28/13	$27.09	$17.89	$0.00000
07/01/13	09/30/13	$23.61	$18.21	$0.00000
10/01/13	12/31/13	$21.88	$18.42	$0.00000
01/02/14	03/31/14	$21.18	$18.45	$0.00000
04/01/14	06/30/14	$20.25	$18.02	$0.00000
07/01/14	09/30/14	$20.57	$16.35	$0.00000
10/01/14	12/31/14	$16.81	$14.66	$0.00000
01/02/15	03/31/15	$17.61	$14.84	$0.00000
04/01/15	06/30/15	$16.89	$15.03	$0.00000
07/01/15	09/30/15	$14.99	$13.56	$0.00000
10/01/15	12/31/15	$15.42	$13.06	$0.00000
01/04/16	03/31/16	$15.16	$13.17	$0.00000
04/01/16	06/30/16	$17.87	$14.20	$0.00000
07/01/16	09/30/16	$19.60	$17.62	$0.00000
10/03/16	12/30/16	$17.87	$14.91	$0.00000
01/03/17	03/31/17	$17.44	$15.44	$0.00000
04/03/17	06/30/17	$17.53	$15.30	$0.00000
07/03/17	09/29/17	$17.10	$14.73	$0.00000
10/02/17	12/29/17	$16.41	$14.85	$0.00000
01/02/18	03/29/18	$16.56	$15.28	$0.00000
04/02/18	06/29/18	$16.26	$15.07	$0.00000
07/02/18	09/28/18	$15.17	$13.23	$0.00000
10/01/18	12/31/18	$14.52	$13.15	$0.00000
01/02/19	03/29/19	$15.07	$14.07	$0.00000

04/01/19	06/28/19	$14.46	$13.46	$0.00000
07/01/19	09/30/19	$18.34	$14.05	$0.00000
10/01/19	12/31/19	$16.92	$15.48	$0.00000
01/02/20	03/31/20	$17.40	$11.21	$0.00000
04/01/20	06/30/20	$17.10	$13.02	$0.00000
07/01/20	09/30/20	$27.00	$16.71	$0.00000
10/01/20	12/31/20	$24.76	$21.05	$0.00000
01/04/21	03/31/21	$26.76	$22.26	$0.00000
04/01/21	06/30/21	$26.19	$23.04	$0.00000
07/01/21	09/30/21	$24.55	$19.95	$0.00000
10/01/21	12/31/21	$23.42	$20.30	$0.00000
01/03/22	03/31/22	$24.45	$20.51	$0.00000
04/01/22	06/30/22	$23.87	$18.64	$0.00000
07/01/22	09/30/22	$19.17	$16.38	$0.00000
10/03/22	12/30/22	$22.23	$16.81	$0.00000
01/03/23	02/27/23*	$22.33	$18.93	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2023 includes data for the period from January 3, 2023 through February 27, 2023. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2023.

The graph below illustrates the performance of the shares of the iShares® Silver Trust from January 2, 2013 through February 27, 2023. The closing price of the shares of the iShares® Silver Trust on February 27, 202 was $18.93. We obtained the closing prices of the shares of the iShares® Silver Trust from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® Silver Trust should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® Silver Trust. We cannot give you assurance that the performance of the shares of the iShares® Silver Trust will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.15 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.85 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.15 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisers collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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